EXHIBIT 99

FROM:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

CONTACT:	The MWW Group
Kimberly Storin
212-704-9727
kstorin@mww.com

DDI CORP. REPORTS SECOND QUARTER AND FIRST HALF RESULTS

ANAHEIM, CA – August 20, 2003 – DDi Corp. (OTCBB: DDIC), a leading provider of time-critical, technologically advanced interconnect services for the electronics industry, today announced financial results for the three and six months ended June 30, 2003. The Company’s financial results for the second quarter include charges pertaining to operational cost savings initiatives, the Company’s comprehensive financial restructuring begun early this year, and a $2 million non-cash adjustment to the carrying amount of goodwill.

Second Quarter Operating Results

The Company reported net sales for the second quarter of 2003 of $56.2 million, a decrease of $5.9 million (9%) compared with net sales of $62.1 million for the second quarter of 2002. The decrease in net sales from the second quarter of 2002 reflects the disposition of certain non-core facilities during the latter part of 2002 and a reduction in the average price per panel reflecting softened economic conditions in North America and Europe. The Company did benefit, however, from growth in its European assembly operations and the acquisition of Kamtronics Limited in October 2002, now known as DDi International. DDi International is the Company’s U.K.-based business that procures offshore, volume production services for PCB customers throughout Europe.

Net sales for the second quarter of 2003 decreased 9% from $61.7 million recorded in the first quarter of 2003. The decrease in revenues from the first quarter of 2003 reflects a lower level of panel shipments and the disposition of the Company’s Dallas-based metal enclosures facility in the second quarter of 2003. The decrease in panel shipments resulted from weakness in end market demand and also to the Company’s decision to focus on higher margin business.

“The second quarter proved challenging in the face of continued weakness in end market demand. We are very pleased, however, with our progress toward identifying and winning business that offers rational pricing opportunities. Although our emphasis on high margin business may have reduced order volume for the second quarter, we have begun to experience an improvement in bookings thereafter,” commented Bruce McMaster, Chief Executive Officer of DDi.

On a GAAP basis, gross profit for the second quarter of 2003 was $2.0 million, or 3% of net sales, compared to $2.7 million, or 4% of net sales, for the comparable period in 2002. Excluding restructuring-related inventory write-downs in each period, gross profit for the second quarter was $3.7 million, or 7% of net sales, compared to gross profit of $6.2 million, or 10% of net sales, for the comparable period of 2002. The decreases in gross profit (expressed in dollars and as a percentage of net sales) from the second quarter of 2002 is due primarily to the reduction in revenues. Mitigating the impact of the lower level of revenues was cost savings achieved from operational restructuring activities undertaken during the latter part of 2002 and the first half of 2003.

“DDi remains committed to delivering the consistent level of technological leadership and top-notch service expected by its customers, while maintaining a competitive cost structure. Our operational changes are aligned with all of these objectives. Specifically, we have been optimizing capacity and production mix amongst our facilities, taking into account divisional specialization, customer expectations, and relative cost structures of the various plants. DDi has also disposed of its Dallas-based metal enclosures operation to allow the Company to focus on its core competencies. Toward these ends, DDi incurred restructuring charges of $3.3 million in the second quarter of 2003. In addition, the Company is in the process of reducing excess leased facilities in its Anaheim, California campus to increase throughput efficiencies and eliminate excess plant costs. Together, the above initiatives are expected to reduce expenses by approximately $6 million per year. We bore some operational inefficiency in our implementation of our recent restructuring actions, reflected in our current quarter operating margins, but we expect to see the financial benefit of these restructuring initiatives materialize in the third quarter 2003. Although the current quarter demand was lighter than anticipated, we have begun experiencing heightened demand for July and August. We expect to capitalize on our significant operating leverage to the extent the strengthening in bookings persists,” added McMaster.

Sales and marketing expenses and general and administration expenses decreased 16% to $9.1 million for the second quarter of 2003 from $10.8 million for the same period in 2002. This decline reflects the Company’s continued cost control efforts.

In the second quarter of 2003, DDi incurred reorganization charges totaling $2.7 million and a non-cash charge of $5.6 million resulting from the termination of an interest rate swap agreement.

In the second quarter of 2003, the Company recorded an income tax benefit of $0.6 million, net of valuation allowances applied to the U.S. deferred tax asset recorded for the quarter. Such allowances were based upon management’s expectation that U.S. federal and state deferred tax assets would not likely be realized.

On the basis of GAAP, the Company reported a net loss of $26.1 million, or $(0.53) per share, for the second quarter of 2003, compared to a net loss of $85.6 million, or $(1.78) per share, for the second quarter of 2002. The reduction in the net loss primarily reflects a reduction in non-cash charges, consisting principally of goodwill impairments.

DDi reported an adjusted net loss of $7.3 million, or $(0.15) per share, for the second quarter of 2003 as compared to an adjusted net loss of $6.2 million, or $(0.13) per share, for the comparable period of 2002. The increase in adjusted net loss is due to the decline in gross profit noted above. For a complete reconciliation of the differences between the adjusted net loss and the net loss based upon GAAP, see the disclosure in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

First Half 2003 Results

For the six months ended June 30, 2003, net sales were $117.9 million, compared to $124.6 million for the first half of 2002. The decrease in net sales is attributable to the disposition of non-core operations commencing in the latter part of 2002 (reducing sales by approximately $17.3 million) and soft pricing, particularly in the Company’s European operations. These factors were largely offset by the acquisition of Kamtronics Limited, which contributed over $9 million in revenue in the first half of 2003.

On the basis of GAAP, gross profit for the six-month period ended June 30, 2002 was $6.4 million, compared to $9.1 million for the comparable period of 2002. Gross profit excluding restructuring-related inventory impairments was $8.2 million, compared to $12.5 million for the first six months of last year. The decline in gross profit resulted principally from the continued softness in pricing noted above.

Sales and marketing expenses and general and administration expenses decreased 17% to $17.8 million for the first half of 2003 from $21.4 million for the same period in 2002. This decline reflects the Company’s continued cost control efforts.

On the basis of GAAP, DDi reported a net loss of $40 million, or $(0.81) per share, for the first half of 2003, compared to a net loss of $91.6 million, or $(1.91) per share, for the same period in 2002. The reduction in the net loss primarily reflects a reduction in non-cash charges, consisting principally of goodwill impairments.

The Company reported an adjusted net loss of $13.9 million, or $(0.28) per share, for the first half of 2003, compared to an adjusted net loss of $12.1 million, or $(0.25) per share, for the first half of 2002. The increase in adjusted net loss is due primarily to the decline in gross profit noted above. For a complete reconciliation of the differences between the adjusted net loss and the net loss based upon GAAP, see the disclosure in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Liquidity

As of June 30, 2003, total cash, cash equivalents and marketable securities were $24.1 million (including $9.4 million in restricted funds). Net usage of cash, cash equivalents and marketable securities during the second quarter of 2003 was $1.8 million, resulting primarily from the funding of DDi’s operational and financial restructuring initiatives. Excluding such costs, total cash, cash equivalents and marketable securities would have increased by approximately $1.4 million, due primarily to working capital management.

Dynamic Details is currently in default under its senior credit facility. DDi Capital is currently in default under its 12.5% senior discount notes. DDi Corp. is currently in default under its 5.25% and 6.25% convertible subordinated notes. Based upon the expectation that the above indebtedness will not be repaid in accordance with their respective terms, the Company has classified the total amount of such indebtedness, accrued interest on the convertible subordinated notes and the senior discount notes, and the deferred cost of the interest rate swap agreement termination (aggregating $298.2 million) as current obligations in the accompanying Condensed Consolidated Balance Sheet. On the basis of GAAP, total current liabilities were $361.8 million and working capital was negative $271.7 million as of June 30, 2003. Excluding the classification of the principal balance of the aforementioned indebtedness and aforementioned accrued costs as current obligations, total current liabilities would have been $63.6 million and working capital would have been $26.5 million as of June 30, 2003.

The Company issued a press release dated August 20, 2003 which provides an update as to the status of the comprehensive restructuring pertaining to the Company’s indebtedness, including the fact that DDi Corp. and DDi Capital Corp. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on the United States Bankruptcy Court for the Southern District of New York to implement the Company’s restructuring of its domestic debt through a pre-arranged reorganization.

As part of the restructuring, the Company and its senior lenders have signed an amendment to the Dynamic Details senior credit facility. The amendment, among other things, defers all remaining 2003 principal amortization payments, including the one due on August 1, 2003, to January 30, 2004. Interest and fees remain payable currently. As a result of the Company’s current defaults under its indebtedness, the Company is unable to borrow any additional funds under the Dynamic Details senior credit facility. As of June 30, 2003, DDi Europe had $10.1 million outstanding under its credit facility and had approximately $1.5 million available for borrowing under its revolving credit facility.

During the restructuring process, the holders of the Dynamic Details senior credit facility will monitor and control the Company’s cash and cash equivalents held in certain accounts. Substantially all of our domestic cash, cash equivalents and marketable securities available for sale has been, and during the restructuring period will be, deposited into these accounts.

The deferral of payments due under the Company’s senior credit facility, along with the Company’s current cash position and, with respect to DDi Europe, borrowings under DDi Europe’s credit facility, should provide the Company with sufficient liquidity to meet its liquidity needs through the completion of the reorganization. Assuming the reorganization is confirmed as currently contemplated, the Company believes, based upon the Company’s current level of operations, that cash generated from operations, available cash, cash equivalents and marketable securities and amounts available under the restructured senior credit facility will be adequate to meet the Company’s debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard.

“We believe we are taking all the necessary actions to ensure that DDi has sufficient liquidity to weather continued weakness in end market demand. We are encouraged by a strengthening in order flow following the second quarter of 2003. This activity is broadly-based and signals our customers’ continued recognition of DDi’s technological capabilities, quality of service and financial viability,” concluded McMaster.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release, including those of Mr. McMaster, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, other data available from third parties, our ability to maintain normal business operations and the expected timing of emergence from bankruptcy, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: risks associated with confirmation of our plan of reorganization and the implementation of the consensual restructuring contemplated therein; our ability to continue as a going concern; our ability to obtain court approval with respect to motions in the Chapter 11 proceeding, risks associated with third parties seeking to propose and confirm one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with the termination of the support agreements with our senior lenders and convertible subordinated note holders; our ability to maintain contracts that are critical to our operations; the potential adverse impact of the Chapter 11 cases on our liquidity or results of operations; changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins as the industry develops; increased competition; increased costs; our ability to retain key members of management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators; and other factors identified from time to time in our filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$56,223	$62,112	$117,884	$124,600
Cost of goods sold	52,526	55,923	109,724	112,082
Restructuring related inventory impairment	1,736	3,465	1,736	3,465

Gross profit	1,961	2,724	6,424	9,053
Operating expenses:
Sales and marketing	4,846	6,185	9,401	12,409
General and administration	4,250	4,611	8,359	8,951
Goodwill impairment	2,000	60,000	2,000	60,000
Restructuring and other related charges	3,298	14,434	3,795	14,434
Reorganization charges	2,698	—	6,028	—

Operating loss	(15,131)	(82,506)	(23,159)	(86,741)
Loss on interest rate swap termination	5,621	—	5,621	—
Interest expense (net) and other expense (net)	5,994	4,351	12,261	9,750

Loss before income taxes	(26,746)	(86,857)	(41,041)	(96,491)
Income tax benefit	609	1,222	1,076	4,930

Net loss	$(26,137)	$(85,635)	$(39,965)	$(91,561)

Basic net loss per share—GAAP Basis	$(0.53)	$(1.78)	$(0.81)	$(1.91)
Diluted net loss per share—GAAP Basis	$(0.53)	$(1.78)	$(0.81)	$(1.91)
Weighted average basic shares outstanding	49,216	48,000	49,214	48,013
Weighted average diluted shares outstanding	49,216	48,000	49,214	48,013

Supplemental Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Adjusted EBITDA **	$(670)	$798	$(178)	$1,946
Interest expense (net)	5,994	4,351	12,261	9,750
Depreciation	4,729	5,405	9,422	10,788
Restructuring and reorganization charges	7,732	17,899	11,559	17,899
Loss on interest rate swap termination	5,621	—	5,621	—
Goodwill impairment	2,000	60,000	2,000	60,000
Income tax benefit	(609)	(1,222)	(1,076)	(4,930)

Net loss	(26,137)	(85,635)	(39,965)	(91,561)
Adjustments, net of tax:
Restructuring and reorganization charges	7,561	11,634	11,169	11,634
Goodwill impairment	2,000	60,000	2,000	60,000
Loss on interest rate swap termination	5,621	—	5,621	—
Debt retirement expense (benefit), net of tax	—	(920)	—	(920)
Tax valuation and other tax charges	3,702	8,700	7,296	8,700

Total adjustments	18,884	79,414	26,086	79,414

Adjusted net loss	$(7,253)	$(6,221)	$(13,879)	$(12,147)

Basic adjusted net loss per share	$(0.15)	$(0.13)	$(0.28)	$(0.25)
Diluted adjusted net loss per share	$(0.15)	$(0.13)	$(0.28)	$(0.25)
Weighted average basic shares outstanding	49,216	48,000	49,214	48,013
Weighted average diluted shares outstanding	49,216	48,000	49,214	48,013

**	Earnings before income taxes, depreciation, amortization, net interest expense, restructuring and reorganization charges

DDi Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$14,523	$28,934
Marketable securities—available for sale	174	115
Cash, cash equivalents and marketable securities—restricted	9,392	6,250
Accounts receivable, net	36,082	41,986
Inventories	24,819	28,240
Prepaid expenses and other	5,123	3,963

Total current assets	90,113	109,488
Property, plant and equipment, net	77,092	83,139
Debt issuance costs, net	8,565	10,141
Goodwill	14,184	13,982
Cash, cash equivalents and marketable securities—restricted	—	3,142
Other	940	1,300

Total Assets	$190,894	$221,192

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$288,275	$275,137
Revolving credit facilities	10,077	4,246
Accounts payable	24,206	27,457
Accrued expenses and other	39,156	28,093
Income tax payable	45	68

Total current liabilities	361,759	335,001
Long-term debt and capital lease obligations	20,570	38,509
Deferred tax liability	1,091	2,464
Notes payable and other	5,412	9,078

Total liabilities	388,832	385,052

Stockholders’ deficit:
Common stock, additional paid-in-capital and other	541,663	541,648
Accumulated other comprehensive loss	2,657	(3,215)
Accumulated deficit	(742,258)	(702,293)

Total stockholders’ deficit	(197,938)	(163,860)

Total Liabilities and Stockholders’ Deficit	$190,894	$221,192